Exhibit 99.3

PAINCARE HOLDINGS ACQUIRES REC, INC. AND

CAREFIRST MEDICAL ASSOCIATES LOCATED IN EAST TEXAS

Acquisition Adds Three Clinics to PainCare’s National Network of Leading Pain Specialists; Expected to Contribute Over $1 Million in Revenue and $500,000 in Operating Income in 2006

Orlando, FL – (PR NEWSWIRE) – January 9, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), a world class leader in the delivery of orthopedic rehabilitation, minimally invasive spine surgery and pain management solutions, today announced that is has acquired REC, Inc. and CareFirst Medical Associates, P.A. (CMA), both serving patients in East Texas.

Based in Whitehouse, Texas, REC, Inc. is a privately-held company that owns and operates Whitehouse Physical Therapy (WPT) and East Texas Pain and Rehab (ETPR), both well established clinics specializing in the delivery of pain management and orthopedic rehabilitation.  Co-located with WPT and ETPR, CMA is also a well established pain management and orthopedic rehab practice.  These practices have been accredited by the Commission on Accreditation of Rehabilitation Facilities (CARF) in the areas of outpatient medical rehabilitation, general occupational rehabilitation, comprehensive occupational rehabilitation, and interdisciplinary pain rehabilitation attesting that each clinic meets rigorous CARF guidelines for service and quality and conforms to nationally and internationally recognized service standards.

Based on the collective historical financial performances of these clinics, PainCare expects WPT, ETPR and CMA to contribute over $1 million in revenue and $500,000 in operating income to the Company in the coming year.  The terms of the acquisition provide for PainCare to pay total consideration of up to $2.5 million, payable in equal cash and stock payments.  In keeping with PainCare’s primary acquisition model, 50% of the total consideration, or $1.25 million ($625,000 in cash and 191,131 shares of restricted common stock valued at $625,000), was paid at closing.  The remaining balance of $1.25 million will be paid over three years pursuant to certain contractual financial benchmarks being achieved by the collective practices.

Dr. Robert Carpenter, Chief Executive Officer of REC and Managing Director of CMA, stated, “We are very excited about this opportunity to merge our practices into PainCare’s growing healthcare organization, and believe that our association with the Company will serve to help validate and perpetuate our leadership position in providing superior pain management and orthopedic rehab service to patients in the East Texas region.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America’s leading providers of cost-effective, high-tech pain relief. The Company has established and is growing a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare’s group of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates nine ambulatory surgery centers.

For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@higheradvertising.com

Investor Relations

Dodi Handy, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net